Exhibit 99.1

BLUCORA PRICES OFFERING OF $175,000,000 OF 4.25% CONVERTIBLE SENIOR NOTES

BELLEVUE, Wash., March 11, 2013 - Blucora, Inc. (NASDAQ: BCOR) announced today the pricing of its offering of $175 million aggregate principal amount of Convertible Senior Notes due 2019 (the “Convertible Notes”) in a private placement under the Securities Act of 1933, as amended (the “Securities Act”). We have also granted the initial purchasers a 30-day option to purchase up to an additional $26.25 million principal amount of Convertible Notes, solely to cover over-allotments. The sale of the Convertible Notes is expected to close on March 15, 2013, subject to customary closing conditions.

Blucora expects that the net proceeds from this offering will be approximately $168.8 million, after deducting discounts to the initial purchasers and estimated offering expenses payable by Blucora. Blucora intends to use the net proceeds of the offering for working capital and general corporate purposes, including acquisitions.

The Convertible Notes will be general unsecured senior obligations of Blucora. The Convertible Notes will bear interest at a fixed rate of 4.25% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2013. The Convertible Notes will mature on April 1, 2019, unless earlier purchased, redeemed, or converted.

On or before June 30, 2013, the notes will not be convertible under any circumstances. Following June 30, 2013, and prior to the close of business on the business day immediately preceding October 1, 2018, the Convertible Notes are convertible at the option of the holders only under certain conditions. On or after October 1, 2018, until the close of business on the business day immediately preceding the maturity date, holders may convert their Convertible Notes at their option at the conversion rate then in effect at any time, irrespective of these conditions. Blucora will settle conversions of the Convertible Notes by delivering shares of Blucora common stock at a specified conversion rate. However, if Blucora obtains stockholder approval in accordance with applicable NASDAQ rules, Blucora will settle conversions of the Convertible Notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election.

The conversion rate will initially be 46.1723 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $21.66 per share of common stock, a conversion premium of 40%). The conversion rate and the corresponding conversion price will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest.

Blucora may not redeem the notes prior to April 6, 2016. Blucora may redeem for cash all or part of the notes, at its option, on or after April 6, 2016, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

If Blucora undergoes a fundamental change (as defined in the indenture governing the Convertible Notes), holders may require Blucora to repurchase for cash all or part of their Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. In addition, if certain fundamental changes occur, Blucora may be required in certain circumstances to increase the conversion rate for any Convertible Notes converted in connection with such fundamental changes by a specified number of shares of its common stock.

This offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Convertible Notes nor any shares of Blucora’s common stock issuable upon conversion of the Convertible Notes have been or are expected to be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exception from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or any sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Contact

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com

Forward Looking Statements

This press release includes forward-looking statements regarding Blucora’s financing plans, including statements related to Blucora’s offering of the Convertible Notes and intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether Blucora will consummate the offering of the Convertible Notes on the expected terms, or at all, market and other general economic conditions, whether Blucora will be able to satisfy the conditions required to close any sale of the Convertible Notes, and the fact that Blucora’s management will have broad discretion in the use of the proceeds from any sale of the Convertible Notes. Blucora’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Blucora and its businesses are described in additional detail in Blucora’s Annual Report on Form 10-K for the year ended December 31, 2012, which is on file with the SEC.